Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 26, 2023 (the “Effective Date”), by and between STRATEGIC EDUCATION, INC., a Maryland corporation (the “Company”), and KARL MCDONNELL (the “Executive”).

WHEREAS, the Executive has been employed by the Company and currently serves as its Chief Executive Officer pursuant to an employment agreement by and between Executive and Strayer Education, Inc. dated as of May 2, 2013 and amended and restated as of April 24, 2014 (the “Prior Agreement”); and

WHEREAS, the Company desires to continue to employ the Executive from and after the Effective Date in the capacity of its Chief Executive Officer and the Executive desires to continue to be employed by the Company in such capacity pursuant to the terms set forth herein; and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in its entirety in order to set forth the terms and conditions of the Executive’s employment with the Company as Chief Executive Officer, commencing as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is agreed as follows:

1.Employment.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company as its Chief Executive Officer upon the terms and conditions set forth herein.

2.Term.  The Executive’s employment shall be for a term (the “Employment Term”) commencing on the Effective Date  and, subject to earlier termination under Section 8, expiring on July 26, 2028; provided, however, that commencing on July 26, 2028 and each July 26  thereafter, the Employment Term will automatically be extended for an additional year unless, not later than April 1 of the same year, the Company or the Executive shall have given written notice to the other that it or the Executive, as the case may be, does not wish to have the Employment Term extended.

3.Duties of the Executive.  The Executive shall serve as the Company’s Chief Executive Officer, and as such shall have primary responsibility for the oversight, management and general operation of all of the operations of the Company.  The Executive shall report solely to the Company’s Board of Directors (the “Board”) and shall be assigned only those executive policy and management duties that are consistent with the Executive’s position as Chief Executive Officer of the Company.  The Executive shall devote substantially all of his working time and his best efforts, full attention and energies to the business of the Company; provided, however, that it shall not be a violation of this Agreement for Executive to (a) devote reasonable periods of time to charitable and community activities  and engaging in industry or professional activities (including membership on the board of directors or governing body of other corporations or entities and participation on governmental panels and commissions), and/or (b) manage personal business interests and investments, in each case so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement.  The Company shall include the Executive in the management slate for election as a director at every stockholders’ meeting during the Employment Term at which his term as a director would otherwise expire.

4. Compensation.
(a)Base Salary.  During the Employment Term, the Company shall pay to the Executive a base salary of not less than $ 961,175 per annum (the “Base Salary”).  The Board shall review Executive’s Base Salary annually (after approval of the forthcoming year’s budget and receipt of the prior year’s financial statements) and increase it by an amount no less than the increase in the consumer price index for the Washington, D.C. metropolitan area from the immediately preceding year.
(b)Non-Equity Incentive Compensation.  In addition to the Base Salary, the Executive shall be eligible to receive an annual non-equity incentive compensation award (the “Non-Equity Incentive Compensation Award”) for each fiscal year of the Company that ends during the Employment Term, under the non-equity incentive compensation plan in effect for executive officers of  the Company (the “Plan”), subject to the approval of the Company’s shareholders as required for purposes of exemption from the limitations on deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and based upon the achievement of objective performance goals meeting the requirements for such exemption.  The Executive’s target Non-Equity Incentive Compensation Award under the Plan for each fiscal year during the Employment Term shall be such amount as shall be determined by the Board in accordance with the Plan, but shall be at least one hundred twenty five percent (125%) of the Executive’s Base Salary for the year involved, provided that the Company achieves the targeted level of performance under the Plan for the relevant fiscal year.  The targeted level of performance required to earn the targeted Non-Equity Incentive Compensation Award amount shall be as agreed by the Compensation Committee or the Executive Committee of the Board, on the one hand, and the Executive, on the other hand.
(c)Equity Awards. Executive shall be eligible to receive an annual incentive equity award based on, or otherwise settled into, the Company’s common stock (the “Incentive Equity”) for each fiscal year of the Company that ends during the Employment Term, under the Company’s 2018 Equity Compensation Plan or any successor thereto (the “Equity Compensation Plan”). The terms and conditions of the Incentive Equity shall be governed by the definitive agreement and the Equity Compensation Plan. The share grant shall be awarded at the customary time for executive share grants (typically in February), with a four-year cliff vesting schedule and applicable performance criteria as may be established by the Compensation Committee of the Board of Directors.  All Incentive Equity shall vest in full on the earlier to occur of the vesting date contained in each award agreement, or the Term hereof on July 26, 2028 (or such later date of extension of the Employment Term pursuant to Section 2 hereof), upon a Change in Control Resulting in Termination (as defined in any award agreement) or upon any other termination of the Executive’s employment without Cause under Section 8(a)(i) or 8(a)(ii), or upon Executive’s death or Disability under Section 8(c) of this Agreement.
5.Executive Benefits.
(a)General.  In addition to the compensation described in Section 4, during the Employment Term, the Company shall make available to the Executive, on the most favorable terms and conditions available to executive and management employees of the Company, (i) all Company sponsored employee benefit plans or arrangements and such other usual and customary benefits now or hereafter generally available to employees of the Company, and (ii) such benefits and perquisites as may be made available to senior executives of the Company as a group, including, without limitation, equity and cash incentive programs, director and officer insurance which includes coverage for service on other boards of directors at the request of the Company, governmental panels, etc., vacations, and retirement, deferred compensation and welfare plans.
(b)Attorneys’ Fees.  The Company shall pay or reimburse the Executive for all reasonable attorneys’ fees and disbursements incurred by the Executive in connection with the negotiation and execution and enforcement of this Agreement.
6. Expenses.  The Company shall also pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the expense policy of the Company applicable to members of senior management of the Company.
7.Place of Performance.  In connection with his employment by the Company, unless otherwise agreed by the Executive, the Executive shall be based at the principal executive offices of the Company in Herndon, Virginia, except for travel reasonably required for Company business and the Company shall provide the Executive with appropriate office facilities, support staff and resources to perform his duties at such location.
8. Termination.
(a)Termination By the Company without Cause.  The Executive’s employment hereunder and the Employment Term may be terminated by the Company for any reason by written notice as provided in Section 17.  For purposes of this Agreement, the Executive will be treated as having been terminated by the Company without Cause if the Executive terminates his employment with the Company under the following circumstances: (i) the Company breaches any material provision of this Agreement and fails to cure such breach within thirty (30) calendar days after receiving notice thereof from the Executive; (ii) there occurs a material reduction in the Executive’s authority, functions, duties or responsibilities as provided in Section 3 and the Company fails to restore to the Executive such authority, functions, duties or responsibilities within thirty (30) calendar days after receiving notice thereof from the Executive; or (iii) the Executive’s employment is (A) terminated without cause within six (6) months of the effective date of a Change in Control (as defined in Section 10) or (B) there occurs a material reduction in the Executive’s authority, function, duties or responsibilities which causes the Executive’s resignation from the Company within six (6) months of the effective date of a Change in Control (as defined in Section 10) (a “COC Termination”).  In the event of such a termination without Cause pursuant to any of subsections 8(a)(i)-(iii) above or any other termination of the Executive’s employment by the Company for any reason other than Cause (as defined in Section 9(d) herein), the Executive shall be entitled to the payments and benefits set forth in Section 9(a).
For the avoidance of doubt, the Termination events set forth in this Subsection 8(a) shall apply independently during the entire Employment Term and any Termination without Cause that occurs under Section 8(a)(i) or 8(a)(ii) of this Agreement will result in the payments and benefits under Section 9(a), including any such termination during the Employment Term that occurs subsequent to any Change in Control event.

(b)    Termination By the Company for Cause or Voluntary Termination By the Executive.   The Executive may voluntarily terminate his employment and this Agreement at any time by notice to the Company as provided in Section 17.  In the event of a termination of the Executive’s employment by the Executive during the Employment Term other than pursuant to Section 8(a) hereof or a termination by the Company for Cause (as defined in Section 9(d) herein) during the Employment Term, the Executive shall be entitled to the payments and benefits set forth in Section 9(b).

(c)    Termination Due to Death or Disability.  In the event of a termination of the Executive’s employment during the Employment Term due to death or Disability (as defined herein), the Executive shall be entitled to the payments and benefits set forth in Section 9(c).

9.Compensation and Benefits Upon Termination of Employment.

(a)    Termination by Company Without Cause.  If the Executive’s employment hereunder is terminated by the Company (including within the meaning of any of subsections 8(a)(i)-(iii) herein) for any reason other than for Cause (as defined in Section 9(d) herein) during the Employment Term, the Company shall be obligated to pay to the Executive the following termination payments and make available the following benefits:

(i)    Accrued Rights.  The Company shall within ten (10) days of the date of termination pay the Executive a lump-sum amount equal to the sum of (A) his earned but unpaid Base Salary through the date of termination, (B) any earned but unpaid Non-Equity Incentive Compensation Award under Section 4(b) above, and (C) any business expenses due to the Executive from the Company as of the date of termination.  In addition, the Company shall provide to the Executive all payments, rights and benefits due as of the date of termination under the terms of the Company’s employee and fringe benefit plans and programs (other than severance plans or programs) in which the Executive participated during the Employment Term (together with such lump-sum payment, the “Accrued Rights”).

(ii)    Severance Payment.  The Company shall within thirty (30) days of the date of termination pay the Executive a lump sum payment in an amount equal to (A) three times the Base Salary (at the highest rate in effect for any period prior to the date of termination), plus (B) in the case of a COC Termination only, three times the Non-Equity Incentive Compensation Award actually paid for the performance year prior to the date of termination.

(iii)    Medical Benefits.  For a period of three (3) years following the date of termination, except as provided in Section 9(f), the Company will arrange to provide the Executive with medical benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the date of termination, provided that if and to the extent that any benefit described in this paragraph is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such benefits.

(iv)    Incentive Equity.  As of the date of the Executive’s termination hereunder for any reason, including under Section 8(a)(i) and 8(a)(ii) hereof, (other than a voluntary resignation or termination for Cause covered by Section 9(b) below), any unvested Incentive Equity then held by the Executive shall immediately and fully vest, unless provided otherwise in the agreement applicable to such Incentive Equity.  Notwithstanding any other provision in this Agreement, the Change in Control Resulting in Termination provisions of any Incentive Equity award agreement and not the Change in Control provision in Section 8(a)(iii) hereof shall control the vesting of shares.

(b)    Termination for Cause or Voluntary Termination By the Executive.  If the Executive’s employment hereunder is terminated during the Employment Term by the Company for Cause (as defined in Section 9(d) hereof), or voluntarily terminated by the Executive other than pursuant to Section 8(a), (1) the Company shall have no further obligations to the Executive hereunder, except to pay or provide to the Executive any and all Accrued Rights, and (2) all unvested Incentive Equity shall terminate immediately and be of no further force or effect.

(c)    Disability; Death.  If the Executive’s employment hereunder is terminated during the Employment Term by reason of the Executive’s Disability (as defined herein) or death, the Company shall pay and provide the Executive (or his legal representative or estate) with the following:

(i)    Accrued Rights.  The Company shall pay and provide to the Executive (or his legal representative or estate) any and all Accrued Rights, including all disability or life insurance benefits as applicable;

(ii)    Salary Continuation.  The Company shall provide the Executive (or his legal representative or estate) with continued payment of the Executive’s then-current Base Salary for a period of twelve (12) months; provided, that such payments shall be reduced (but not below zero) by all amounts payable to the Executive (or his legal representative, estate, beneficiaries or dependents) under any Company-provided life insurance or disability benefit plans.

(iii)    Incentive Equity.  As of the date of the Executive’s termination under this paragraph, any unvested awards of Incentive Equity shall immediately and fully vest.

(d)    Termination for Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)    the willful and continued failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive’s Disability or the Company’s breach of this Agreement), which failure is not or cannot be cured within thirty (30) business days after the Company has given written notice thereof to the Executive specifying in detail the particulars of the acts or omissions deemed to constitute such failure,

(ii)    the engaging by the Executive in willful misconduct which is materially injurious to the Company, monetarily or otherwise,

(iii)    the Executive’s conviction of, or entry of a plea of nolo contendere with respect to, any felony, or

(iv)    the Executive’s breach of any material provision of this Agreement, if the Executive fails to cure such breach within thirty (30) business days after the Company has given written notice thereof to the Executive.

For purposes of this definition, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  The Executive shall not be deemed to have been terminated for Cause unless and until the Board finds that the Executive’s termination for Cause is justified and has given the Executive written notice of termination, specifying in detail the particulars of the Executive’s conduct found by the Board to justify such termination for Cause.

(e)    Disability Defined.  “Disability” shall mean the Executive’s inability to perform the duties of his position with the Company by reason of a medically determined physical or mental impairment which has existed for a continuous period of at least twenty-six (26) weeks and which, in the written judgment of a physician, is likely to be of indefinite duration or to result in death.

(f)    No Obligation to Mitigate.  The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; provided, however, that the Executive’s coverage under the Company’s medical benefit plans will terminate when the Executive becomes covered under any employee medical plan made available by another employer.  The Executive shall notify the Company within thirty (30) days after the commencement of any such benefits.

10.Change in Control.  As used herein, a “Change in Control” of the Company shall mean the occurrence of any of the following:

(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either: (i) the then- outstanding shares of the Company’s Common Stock or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (a), the following shall not constitute a Change in Control: any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 10; or

(b)    Individuals who constitute the Board of Directors of the Company as of the date hereof (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or any of the Investors; or

(c)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company with or to any Person  (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Stock and Voting Stock of the Company, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

 (d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

11.Confidentiality Agreement.

(a)    The Executive acknowledges that, in the course of his employment by the Company, he will or may have access to and become informed of confidential or proprietary information which is a competitive asset of the Company (“Confidential Information”), including, without limitation, (i) the terms of any agreement between the Company and any employee, customer or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product or course development ideas and strategies, (v) university and Company personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any non-public information concerning the Company, its employees, suppliers or customers.  The Executive agrees that he will keep all Confidential Information in strict confidence during his employment by the Company and thereafter, and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties or as otherwise authorized on behalf of the Company).  The Executive agrees that the obligations of confidentiality hereunder shall be in effect at all times during the Employment Term and shall survive termination of his employment at the Company  for a period of six (6) years thereafter regardless of any actual or alleged breach by the Company of this Agreement, unless and until any such Confidential Information shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).  The Executive’s obligations under this Section 11 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

(b)    Except in the ordinary course of the Company’s business, or as otherwise authorized on behalf of the Company, the Executive may not make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company.  Upon termination of the Executive’s employment with the Company, the Executive will return to the Company or destroy any such documents or other property of the Company which are in the possession, custody or control of the Executive; provided that the Executive may maintain a copy in his possession (to be treated confidentially under this Section 11) of any information necessary for the Executive to enforce his legal rights under this Agreement or to file applicable tax returns.

 (c)    Without the prior written consent of the Company, except in the ordinary course of the Company’s business, or to enforce his legal rights under this Agreement or support any tax filings referenced under subsection (b) above, or to comply with any legal disclosure requirement referenced in subsection (a) above, the Executive shall not at any time following the date of this Agreement use for the benefit or purposes of the Executive or for the benefit or purposes of any other person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise or disclose in any manner to any person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise any Confidential Information.

(d)    Nothing contained in this Agreement or elsewhere shall prohibit the Executive from reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, receiving a monetary recovery for information provided to such agency, or making disclosures that are otherwise protected under applicable law or regulation. The Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of the law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use that information in the court proceeding only if the Executive files any documents containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order.

12.Investment in Company Common Stock.  The Executive shall while the Executive’s employment with the Company continues, hold Company Common Stock having a value at least equal to five (5) times, or such other amount as the Board of Directors or a committee thereof may determine, the amount of his Base Salary as in effect from time to time.

13.Covenant Not to Compete.

(a)    For six (6) years after the date of termination of employment hereunder,  the Executive shall not, directly or indirectly, individually or on behalf of any other person or entity, (A) engage or  have an economic interest in (whether as owner, stockholder, partner, lender, consultant, employee, agent or otherwise) any business, activity or enterprise which is then directly and materially competitive with the business of any division or operation of the Company or the Company’s subsidiaries (collectively, the “Company Group”) in any region of the United States in which such business is then being conducted, it being understood that the Company Group currently is engaged primarily in the business of for-profit post-secondary education, or (B) hire or employ any person who has been an employee of any member of the Company Group at any time within twelve (12) months prior to the Executive’s termination of employment or solicit, aid or induce such person to leave his or her employment with any member of the Company Group to accept employment with any other person or entity.  It is agreed that (i) not for profit educational entities that do not offer programs comparable to those of the Company will not be deemed to be a direct competitor of the Company Group hereunder, (ii) foundations or other non-profit organizations furthering the interests of higher education will not be deemed a direct competitor of the Company Group hereunder; (iii) the Executive’s ownership of less than one percent (1%) of any class of stock in a publicly-traded corporation or his membership on any board of directors that is permissible under Section 3 hereof shall not be deemed a breach of this Section 13, and (iv) nothing herein shall be construed to prohibit general solicitation of employment by means of advertising.

(b)    The Executive acknowledges and agrees that a violation of Section 11 and the foregoing provisions of this Section 13 (referred to collectively as the Confidentiality and Noncompetition Agreement) would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate.  In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without the necessity or proof of actual damages, the Company shall have the right to seek specific enforcement of this Agreement, which may include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that seeking damages and injunctions shall all be proper modes of relief and are not to be considered as alternative remedies.

14.Agreement.  This Agreement supersedes any and all prior and/or contemporaneous agreements (including the Prior Agreement), either oral or in writing, between the parties hereto, with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

15.Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

16.Successors and Binding Agreement.

(a)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)    This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)    This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 16(a) and 16(b).  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments and benefits hereunder will not be assignable, transferable or delegable by him, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 16(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

17.Notices.  For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or similar courier service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

18.Governing Law.  The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Maryland, without giving effect to the principles of conflict of laws of such State.

19.Validity.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if, at the time of enforcement of Sections 11 and 13, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties agree that, to the extent permitted by applicable law, the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the restricted period, scope or restricted territory, as applicable. Furthermore, such substitution will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

20.Survival of Provisions.  Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations hereunder, will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

21.Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is in writing and signed by the party against whom such modification, waiver or discharge is sought to be enforced.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Unless otherwise noted, references to “Sections” are to sections of this Agreement.  The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

22.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement. This Agreement may be executed and delivered via facsimile, electronic mail (in portable document format (PDF) or other format), or other electronic transmission of signatures of the parties complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law and, when so signed, will be deemed to have been duly and validly executed and delivered, and will be valid and effective for all purposes. At the request of either party hereto, the other party shall re-execute an original of this document and deliver it to the requesting party.

23.Board Membership.

(a)    The Executive shall recuse himself from all decisions and actions taken by the Board with respect to this Agreement, including without limitation, decisions whether the Company will give any notice that the Employment Term shall not be extended pursuant to Section 2 and any decisions concerning the termination of the Executive’s employment by the Company.

 (b)    Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment with the Company for any reason, unless otherwise requested by the Board he shall immediately resign from the Board and from all boards of directors of subsidiaries and affiliates of the Company of which he may be a member.  The Executive hereby agrees to execute any and all reasonably requested documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

24.Indemnification under Company By-Laws.  To the maximum extent provided in the Company’s By-Laws and by law, during the term of this Agreement and thereafter, the Company shall indemnify and hold the Executive and his heirs, personal representatives, executors and administrators harmless, against any and all claims, damages liabilities, costs of investigation and reasonable legal expenses as a result of any threatened or actual third-party claim or proceeding  (excluding claims and proceedings by the Company and any of its affiliates) against the Executive that arises by reason of the Executive having executed and performed under this Agreement (as it may be amended) or otherwise having provided service as an officer, director, or employee of the Company, any affiliate of the Company or any other entity at the request of the Company.

25.Section 409A.

(a)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder, including without limitation any such regulations or other guidance that may be issued in the future (“Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid imputation of any such additional tax, penalty or interest under Section 409A yet preserve the intended benefit payable to the Executive.

(b)    Notwithstanding anything herein to the contrary, if the Executive is a Specified Employee at the time of the Executive’s termination of employment with the Company and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of any such payments or benefits hereunder to the extent that such payments or benefits (after taking into account all exclusions applicable to such payment under Section 409A) constitute “deferred compensation” subject to Section 409A (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the earlier of (i) the first business day after the expiration of six (6) months following the Executive’s termination of employment or (ii) the Executive’s death or Disability (the “Delayed Payment Date”).

(c)    For purposes of this Agreement, any references herein to the Executive’s “termination of employment” or words of similar meaning shall refer to the Executive’s “separation from service” with the Company within the meaning of Section 409A and Treasury Regulation Section 1.409A-1(h) (after giving effect to the presumptions contained therein) and the term “Specified Employee” shall have the meaning given such term in Section 409A and Treasury Regulation Section 1.409A-1(i) as determined in accordance with the Company’s policy for determining Specified Employees.

(d)    (i) To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “nonqualified deferred compensation” subject to Section 409A,  any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv), and (ii) to the extent that the Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 25 due to the Executive’s status as a Specified Employee, the Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period.  Any amounts paid by the Executive pursuant to the preceding sentence shall be reimbursed to the Executive as described above on the Delayed Payment Date.

(e)    Each payment made under this Agreement shall be treated as a separate payment and any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)    The Company shall consult with the Executive in good faith regarding and shall use all reasonable efforts to agree with Executive on the appropriate implementation of the provisions of this Section 25.

[signature page follows]

IN WITNESS WHEREOF, with the Company signatory listed below having been duly authorized by the Company to enter into this Agreement by the Company, the parties hereto have executed this Agreement as of the day and year first written.

STRATEGIC EDUCATION, INC.

By: /s/ Lizette B. Herraiz
Name: Lizette B. Herraiz
Title: General Counsel

By: /s/ Karl McDonnell
Name: Karl McDonnell
Title: Chief Executive Officer